Exhibit F.20

SECOND AMENDMENT TO AMENDED AND RESTATED

SALE AND SERVICING AGREEMENT

(Hercules Funding Trust I)

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED SALE AND SERVICING AGREEMENT, dated as of May 7, 2008 (this “Amendment”), is entered into in connection with that certain Amended and Restated Sale and Servicing Agreement, dated as of May 2, 2007 (as amended, supplemented, restated or replaced from time to time, the “Sale and Servicing Agreement”), by and among Hercules Funding Trust I, as the issuer (together with its successors and assigns in such capacity, the “Issuer”), Hercules Funding I, LLC, as the depositor (together with its successors and assigns in such capacity, the “Depositor”), Hercules Technology Growth Capital, Inc., as the originator (together with its successors and assigns in such capacity, the “Originator”) and as the servicer (together with its successors and assigns in such capacity, the “Servicer”), U.S. Bank National Association, as the indenture trustee (together with its successors and assigns in such capacity, the “Indenture Trustee”), as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”) and as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”), Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services, as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”) and Citigroup Global Markets Realty Corp., as a noteholder (together with its successors and assigns in such capacity, the “Citigroup Noteholder”) and as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and Deutsche Bank AG, New York Branch, as a noteholder (together with its successors and assigns in such capacity, the “DB Noteholder,” and together with the Citigroup Noteholder, the “Noteholders”) and as DB managing agent (together with its successors and assigns in such capacity, the “DB Managing Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Sale and Servicing Agreement.

R E C I T A L S

WHEREAS, the above-named parties have entered into the Sale and Servicing Agreement, and, pursuant to and, in accordance with Section 11.02 thereof, the parties hereto desire to amend the Sale and Servicing Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1. AMENDMENT.

The definition of “Advance Rate” in Section 1.1 of the Sale and Servicing Agreement is hereby amended and restated in its entirety, as follows:

“Advance Rate”: On any date (a) prior to an Event of Default or a Trigger Event, a percentage equal to 45%, and (b) on and after an Event of Default or a Trigger Event, a percentage equal to 0%.

The definition of “Amortization Date” in Section 1.1 of the Sale and Servicing Agreement is hereby amended and restated in its entirety, as follows:

“Amortization Date”: October 31, 2008, as such date may be extended pursuant to Section 2.03 of the Note Purchase Agreement.

The definition of “Base Rate” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Base Rate”: On any date, the fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate and (b) 0.50% per annum plus the Federal Funds Rate.

The definition of “Cap Cost” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Cap Cost”: Shall mean either (i) with respect to each date of determination, an amount equal to the average price quoted by each Committed Purchaser to sell the Issuer a cap agreement on such date of determination as described in Section 7.01(c) without regard to whether One-Month LIBOR exceeds 5.00% per annum or (ii) if the Issuer has purchased a cap agreement under Section 7.01(c), zero.

The definition of “Cash Equivalents” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Cash Equivalents”: Any of the following, to the extent owned by Hercules free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion; (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; or (d) investments in money market mutual or similar funds substantially all of whose assets are comprised of the securities of the type described in clauses (a) through (c) of this definition.

Paragraphs (a) and (b) of the definition of “Concentration Limits” are hereby amended and restated in their entirety, as follows:

(a) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral to Obligors whose chief executive office is in any one state shall not exceed 50%;

(b) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral to Obligors which are in the same Industry shall not exceed 33%;

The definition of “Delinquency Ratio” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Delinquency Ratio”: With respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Record Date for the Payment Date with respect to such Collection Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Transferred Loans that are Delinquent and (b) the denominator of which is equal to the decimal equivalent of a fraction (x) the numerator of which is equal to the sum of (i) the Aggregate Outstanding Loan Balance as of the first day of such Collection Period and (ii) the Aggregate Outstanding Loan Balance as of the last day of such Collection Period and (y) the denominator of which is 2.

The definition of “Exit Fee” in Section 1.1 of the Sale and Servicing Agreement is hereby deleted.

The definition of “Maximum Availability” in Section 1.1 of the Sale and Servicing Agreement is hereby amended and restated in its entirety, as follows:

“Maximum Availability”: On any date of determination (a) during the Revolving Period, an amount equal to the sum of (i) the lesser of (x) the Borrowing Base minus the Required Equity Contribution and (y) (1) the product of the Borrowing Base times the Advance Rate minus (2) the Cap Cost plus (ii) the amount of Principal Collections on deposit in the Collection Account and the Principal Collections Account received in reduction of the Outstanding Loan Balance of any Transferred Loan, and (b) after the Revolving Period, an amount equal to the Advances Outstanding.

The definition of “Note Interest Rate” in Section 1.1 of the Sale and Servicing Agreement is hereby amended and restated in its entirety, as follows:

“Note Interest Rate”: With respect to each Accrual Period, (a) with respect to the Note Principal Balance funded by each Committed Purchaser prior to the occurrence of an Event of Default or a Trigger Event, a per annum interest rate equal to One-Month LIBOR for the related LIBOR Determination Date plus the LIBOR Margin, (b) with respect to the Note Principal Balance funded by each Committed Purchaser and each Conduit Purchaser following the occurrence of an Event of Default or a Trigger Event, a per annum interest rate equal to the Base Rate plus the LIBOR Margin and (c) with respect to the Note Principal Balance funded by a Conduit Purchaser prior to the occurrence of an Event of Default or a Trigger Event, the DB cost of Funds Rate as identified in the Note Purchase Agreement plus the LIBOR Margin.

The definition of “Federal Funds Rate” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Federal Funds Rate”: On any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

The definition of “Prime Rate” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Prime Rate”: The prime rate (or if a range is given, the average of such prime rates) listed under “Money Rates” in The Wall Street Journal for such date or, if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published.

The definition of “Renewal Fee” in Section 1.1 of the Sale and Servicing Agreement and all references to such term in the Sale and Servicing Agreement are hereby deleted.

The definition of “Rolling Three-Month Delinquency Ratio” is hereby added to Section 1.1 of the Sale and Servicing Agreement, as follows:

“Rolling Three-Month Delinquency Ratio”: As of any date, the percentage equivalent of a fraction (a) the numerator of which equals the sum of the Delinquency Ratios for the three Collection Periods immediately preceding such date (or such lesser number of Collection Periods as shall have elapsed as of such date), and (b) the denominator of which equals three (or such lesser number described in clause (a)).

The definition of “Trigger Event” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by deleting the word “or” from the end of paragraph (v), replacing the period with a semicolon in paragraph (vi) and adding paragraphs (vii), (viii) and (ix), as follows:

(vii) the Rolling Three-Month Delinquency Ratio as of any Record Date is greater than 10.0%;

(viii) the Delinquency Ratio as of any Record Date is greater than 15.0%; or

(ix) Hercules shall fail to maintain cash or Cash Equivalents at least equal to $10,000,000.

Section 2.09(a) of the Sale and Servicing Agreement is hereby deleted and replaced with “[Reserved].”

Section 4.13(b)(iii) of the Sale and Servicing Agreement is hereby amended and restated in its entirety, as follows:

“Prior to the related Payment Date, the Backup Servicer shall review the Servicer Report to ensure that it is complete on its face and that the following items in such Servicer Report have been accurately calculated, if applicable, and reported: (A) the Availability, (B) the Aggregate Outstanding Loan Balance, (C) the Backup Servicer Fee, (D) the Transferred Loans that are 30 or more days Delinquent (other than Defaulted Loans and Charged-Off Loans), (E) the Defaulted Loans (other than Charged-Off Loans), (F) the

Charged-Off Loans, (G) the Portfolio Yield, (H) the Rolling Three-Month Portfolio Yield, (I) the Rolling Three-Month Default Ratio, (J) the Rolling Three-Month Delinquency Ratio, (K) the Rolling Three-Month Charged-Off Ratio, (L) the Rolling Twelve-Month Portfolio Charged-Off Ratio and (M) the Cap Cost. The Backup Servicer shall notify each Purchaser, the Indenture Trustee and the Servicer of any disagreements with the Servicer Report based on such review not later than the Business Day preceding such Payment Date.”

Section 7.01(c) and Section 7.01(d) of the Sale and Servicing Agreement are hereby added, as follows:

(c) If on any date One-Month Libor exceeds 5.00% per annum, Hercules shall cause the Issuer to, at the written request of either Committed Purchaser, purchase an interest rate cap agreement on standard market terms on a date no later than 10 Business Days following the Issuer’s receipt of such notice. The floating rate for such interest rate cap shall be One-Month LIBOR and shall have a strike price equal to 7.00% per annum and an initial notional amount equal to the outstanding principal amount of all Transferred Loans that bare interest based on a fixed rate. The notional amount of such cap shall reduce in accordance with an amortization schedule based on the weighted average life of the outstanding principal amount of all Transferred Loans that bare interest based on a fixed rate.

Thereafter, if on any date the outstanding principal amount of Transferred Loans that bare interest on a fixed rate exceeds the initial notional amount of the cap agreement in place at such time by an amount at least equal to 10%, then the Issuer shall purchase an additional cap agreement with a notional amount equal to such excess; provided that the Issuer shall not be required to purchase an additional cap any more frequently than once per quarter.

(d) At all times during the term of this Agreement, (1) the sum of (a) all cash and Cash Equivalents maintained by Hercules and (b) the Availability shall exceed (2) Hercules undrawn commitments to all Obligors under any Transferred Loans other than amounts that are not available due to the continuing existence of milestones or similar conditions precedent to the ability to draw on such commitments as set forth in the Loan Documents. The cure period set forth in Section 5.01(e) of the Indenture shall begin to run immediately upon failure of Hercules to comply with this Section 7.01(d) and no notice shall be required for such cure period to begin to run.

SECTION 2. AGREEMENT IN FULL FORCE AND EFFECT AS AMENDED.

Except as specifically amended hereby, all provisions of the Sale and Servicing Agreement shall remain in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Sale and Servicing Agreement other than as expressly set forth herein and shall not constitute a novation of the Sale and Servicing Agreement.

SECTION 3. REPRESENTATIONS.

Each of the Issuer, Originator, Depositor and Servicer represent and warrant as of the date of this Amendment as follows:

(i) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii) the execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized, and do not violate (A) its charter, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against it;

(iv) this Amendment has been duly executed and delivered by it;

(v) this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(vi) there is no Servicer Default, Event of Default or termination or optional termination, each as described in the Sale and Servicing Agreement.

SECTION 4. CONDITIONS TO EFFECTIVENESS.

The effectiveness of this Amendment is conditioned upon the delivery of executed signature pages by all parties hereto and payment of the fees set forth in a fee letter agreement dated as of the date hereof by certain parties hereto.

SECTION 5. MISCELLANEOUS.

(a) By executing this Amendment, the Noteholders hereby consent to the terms of this Amendment. The Noteholders hereby direct the Indenture Trustee, Paying Agent, Collateral Custodian and Backup Servicer to execute this Amendment. Each Noteholder hereby acknowledges that it has or will surrender its Note to the Indenture Trustee in exchange for a replacement Note to be issued by the Indenture Trustee in the amounts set forth herein. To the extent the issuance of a replacement Note is an amendment, waiver or modification of the Indenture, the parties hereby waive any requirements set forth therein.

(b) This Amendment may be executed in any number of counterparts (including by facsimile or by other electronic means), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(c) The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(d) This Amendment may not be amended or otherwise modified except as provided in the Sale and Servicing Agreement.

(e) The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(f) Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(g) This Amendment represents the final agreement between the parties hereto only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties hereto. There are no unwritten oral agreements between the parties hereto.

(h) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE ISSUER:	HERCULES FUNDING TRUST I

By: Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

	By:	/s/ Jennifer A. Luce
	Name:	Jennifer A. Luce
	Title:	Sr. Financial Services Officer

DEPOSITOR:	HERCULES FUNDING I LLC

	By:	/s/ Scott Harvey
	Name:	Scott Harvey
	Title:	CLO

THE ORIGINATOR AND SERVICER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ David M. Lund
	Name:	David M. Lund
	Title:	CFO

THE COLLATERAL CUSTODIAN, PAYING AGENT AND INDENTURE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Kyle Harcourt
	Name:	Kyle Harcourt
	Title:	Vice President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

Amendment No. 2 to Amended and Restated SSA

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC., d/b/a U.S. BANK PORTFOLIO SERVICES

	By:	/s/ Lisa Olin
	Name:	Lisa Olin
	Title:	Vice President

NOTEHOLDER AND ADMINISTRATIVE AGENT:	CITIGROUP GLOBAL MARKETS REALTY CORP.

	By:	/s/ Douglas Lipton
	Name:	Douglas Lipton
	Title:	Authorized Signer

NOTEHOLDER AND DB MANAGING AGENT:	DEUTSCHE BANK AG, NEW YORK BRANCH

	By:	/s/ Roey Eyal
	Name:	Roey Eyal
	Title:	Vice President

	By:	/s/ Michael Cheng
	Name:	Michael Cheng
	Title:	Director

Amendment No. 2 to Amended and Restated SSA